Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

SPEEDUS CORP.

_____________________________________________________________

Filed pursuant to Section 242 of the Delaware General Corporation Law

______________________________________________________________

SPEEDUS CORP. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.          The name of the Corporation is Speedus Corp. Speedus Corp. was originally incorporated under the name CellularVision USA, Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 3, 1995. The original Certificate of Incorporation of the Corporation was amended by a Certificate of Designation, filed on April 6, 1998, a Certificate of Ownership and Merger, filed on January 4, 1999, a Certificate of Designation, filed on January 16, 2001 and a Certificate of Ownership and Merger, filed on June 3, 2002.

2.          Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), this Certificate of Amendment to the Certificate of Incorporation amends the Certificate of Incorporation of this Corporation.

3.          This Amendment to the Certificate of Incorporation was duly adopted by the written consent of the Board of Directors of the Corporation and approved by the shareholders of the Corporation in accordance with the applicable provisions of Section 242 of the DGCL.

4.          Article 4 of the Certificate of Incorporation of the Corporation is hereby deleted in its entirety and replaced by the following:

“(a)           The total number of shares of capital stock which the Corporation shall have authority to issue is 50,000,000 shares of Common Stock, par value $0.01 per share, and 20,000,000 shares of Preferred Stock, par value $0.01 per share.

(b)           As of 12:01 A.M. (Eastern Time) on December 3, 2007 (the “Effective Time”), each issued and outstanding share of the Corporation’s Common Stock (including each share of treasury stock, the “Pre-Split Common Stock”) shall automatically and without any action on the part of the holder thereof be reclassified as and reduced to one-fourth (¼) of a share of Common Stock (such reduction of shares designated as the “Reverse Stock Split”). The par value of the Corporation’s Common Stock following the Reverse Stock Split shall remain $0.01 per share. Each holder of a certificate or certificates of Pre-Split Common Stock shall be entitled to receive, upon surrender of such certificates to the Corporation’s transfer agent for cancellation, a new certificate or certificates for a number of shares equal to such holder’s Pre-Split Common Stock divided by 4, with any fraction resulting from such division rounded up to the nearest whole number.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on November 28, 2007.

Speedus Corp.

By:	/s/ Thomas M. Finn

Name: Title:	Thomas M. Finn Secretary, Treasurer and Chief Financial Officer